Exhibit 10.2

CERTAIN INFORMATION HAS BEEN OMITTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE Distribution Agreement

This Exclusive Distribution Agreement is dated September 11, 2019 (the “Agreement”), and is between JOTEC GmbH, a wholly-owned subsidiary of CryoLife, Inc., located at Lotzenäcker 23, 72379 Hechingen, Germany (“Distributor”) and Endospan, Ltd., located at Maskit St. 4 Herzlia Business Park, Herzlia, Israel 46733 (the “Company”).

Recitals

a)

Concurrently with this Agreement, Company is entering into a Securities Purchase Option Agreement with Distributor’s parent company, CryoLife, Inc. (“Buyer”), which agreement provides Buyer the option to acquire Company (either directly or through an affiliate) (the “Option Agreement”), and Company is entering into a Loan Agreement with Buyer (the “Loan Agreement”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to each such term in the Option Agreement.

b)

The parties desire that Company appoint Distributor to act as Company’s exclusive distributor of the Nexus Stent Graft System and all accessories and ancillary products, as well as any improvements or modifications, as listed in Exhibit  A (the “Products” or “Product”) within the territory described in Exhibit B (the “Territory”).

c)	The parties further desire that this appointment becomes effective on the date of this Agreement (the “Effective Date”).

Agreement

Accordingly, the Parties agree as follows:

1. Appointment.

1.1.  Appointment; Consideration.  Company hereby appoints Distributor to act as Company’s exclusive distributor of Products in the Territory under the terms and conditions of this Agreement. Company shall not have or appoint any other distributors for the Products in the Territory (including any of Company’s Affiliates), and Company itself shall not distribute or sell Products in the Territory. In consideration of this appointment, Distributor or Buyer shall pay Company a fixed amount of Nine Million US Dollars ($9,000,000) (the “Distribution Fee”) within fourteen (14)  business days of the Effective Date. To the extent permitted by law, Distributor undertakes that neither it nor any of its Affiliates shall, without the Company’s prior written consent, make any sales of Products to any customers outside the Territory. “Affiliate”  means any other entity Controlling, Controlled by, or under common Control with such party. “Control” means holding fifty percent (50%) or more of the voting rights in the general meeting of the shareholders of a company or in the equivalent body of a different entity.

1.2.  Term.  The term of this Agreement begins on the Effective Date and ends ninety (90) days following the earlier of (i) the date on which the acquisition contemplated by the Option Agreement can no longer be consummated under its terms or (ii) the date on which the Option Agreement is terminated under its terms (the “Term”), unless (a) the Agreement has been terminated earlier under Section 10, “Expiration & Termination”; (b) the Distributor has exercised the Buyer Option, in which case the Term will end upon the Closing Date, as defined in the Option Agreement; or (c) the Agreement is otherwise extended by mutual written agreement of the parties.

1.3. Sub-Distributors.  Distributor may appoint sub-distributors for Products within the Territory. In the event that Distributor appoints a sub-distributor, Distributor and sub-distributor shall enter into a written agreement under similar terms and conditions to this Agreement. Distributor is liable for the compliance of its sub-distributors with the terms and conditions of their agreements with Distributor. Without derogating from the above, Distributor shall promptly inform Company of any material misalignment between the terms and conditions of an agreement with any sub-distributor and the terms and conditions of this Agreement.

1.4. Competitive Products. Neither Distributor nor any of its Affiliates shall, directly or indirectly, inside the Territory, market, promote, distribute, sell, provide, or support products that are competitive with the Products. The parties acknowledge that Distributor may address the minimally invasive treatment of thoracic aortic aneurysms and dissections through Distributor’s E-xtra Design product made according to the specifications of a surgeon,  provided that Distributor shall not make any such product for zone 0 of the aortic arch.  The parties further acknowledge that Distributor may continue to market, promote, distribute, sell, provide, or support open surgical products for the treatment of thoracic aortic aneurysms and dissections, including but not limited to polyester grafts, the On-X Ascending Aortic Prosthesis (AAP), and the E-vita Open Plus and in each case, any modifications, improvements, or next generation equivalents thereto.  Company shall not directly or indirectly, inside the Territory, market, promote, distribute, sell, provide, or support any other stent grafts for the minimally invasive treatment of thoracic aortic aneurysms and dissections for zone 0 or zone 1 of the aortic arch.

1.5 New Products. Company shall provide Distributor a right of first offer and negotiation to distribute or sell in the Territory additional endovascular products and any improvements or modifications to those additional endovascular products  (in each instance, including accessories and ancillary products), and Company shall provide Distributor written notice of its intent to commercialize any such products at least one hundred and eighty (180) days before commercializing such product in the Territory or offering such commercialization rights to any third party. If Company exercises its right under this Section 1.5, the parties shall negotiate in good faith to reach an agreement for the distribution of such products within ninety (90) days of Company’s written notice. If the parties are unable to reach an agreement in good faith within the ninety (90) day period, Company may negotiate and enter into agreements with third parties for the distribution and/or sale of such products in the Territory or any part thereof.

2. Product Purchases.

2.1 Product Prices.     The prices for Products are listed in Exhibit A (the “Prices” or “Price”) and will remain in effect until December 31, 2020. Thereafter, such Prices will be subject to adjustment as provided in Exhibit A.

2.2 Purchase Orders. Distributor shall submit a written purchase order to Company for the purchase of any Products (each, a “Purchase Order”). Distributor shall include in any Purchase Order the (a) Product, (b) Price, (c) article code, (d) quantity, (e)  desired delivery schedule,  (f)  shipping destination, (g) shipping instructions, if any, and (h) invoice destination. To the extent that there is a conflict between the terms of any Purchase Order and the terms of this Agreement, the terms of this Agreement shall prevail, unless the parties expressly agree otherwise in writing.

2.3 Acceptance of Purchase Orders. Company shall accept a Purchase Order, provided that Company may reject in good faith a Purchase Order if the Purchase Order does not comply with Section 2.2, “Purchase Orders,” does not comply with Company’s applicable lead time requirements as set forth in Exhibit C (the “Lead Time Schedule”),  or the Products ordered exceed Distributor’s Minimum Purchase Amount, as defined in Section 2.10, “Minimum Purchase Amount,” for the applicable period.  Company shall provide Distributor written notice of Company’s acceptance or rejection of a Purchase Order within ten (10) business days of receipt of the Purchase Order. If Company rejects a Purchase Order for a reason permitted under this Section 2.3,  Company shall provide the reason for the rejection and provide Distributor with a reasonable opportunity to cure the stated non-compliance. If Company does not reject a Purchase Order within ten (10) business days of receipt of the Purchase Order, the Purchase Order is deemed accepted. In the event that Company does not timely fulfill a Purchase Order that Company has an obligation to accept or otherwise has accepted under this Section 2.3, Company shall, in its sole discretion, pay Distributor or issue a credit to Distributor in an amount equal to fifty percent (50%) of the total of the Prices of the Products (i.e., the transfer price hereunder) that Company is unable to fulfill from such Purchase Order. Except for Distributor’s rights to terminate for cause under Section 10.2, “Termination for Cause,” and to obtain the Termination Fee under Section 10.6, “Expiration and Termination,” the remedy under this Section 2.3 is Distributor’s sole remedy for Company’s failure to timely fulfill a Purchase Order.

2.4 Shipping; Delivery. Any shipment under this Agreement is Free Carrier (FCA) from Herzliya, Israel (the “Shipping Point”). Distributor shall bear all costs of moving the Products from the Shipping Point to the destination. Distributor may designate a shipper.  Company shall deliver a  Product with the following minimum shelf life at the time of delivery:  twelve (12) months if the labeled maximum shelf life at the time of delivery is one (1) year; or seventy five percent (75%) of the labeled maximum shelf life if the labeled maximum shelf life at the time of delivery is three (3) years.  In the event that Company delivers a Product to Distributor with less than twelve (12) months of shelf life remaining and the labeled maximum shelf at the time of delivery is one (1) year, Company shall at its own expense exchange such Product if the Product shelf life has been reached before it is sold by Distributor. Subject to Section 2.3, “Acceptance of Purchase Orders,” Company shall deliver Products within the desired delivery schedule.

2.5 Partial Shipments. Company may make partial shipments of Products listed in a Purchase Order. Any partial shipment constitutes an independent transaction for which payment is due under the terms of this Agreement.

2.6 Title & Risk of Loss. Title to and risk of loss of Products transfers from Company to Distributor at the Shipping Point.

2.7 Payment. Company shall submit an Invoice to Distributor upon shipment of each Product ordered under this Agreement (each, an “Invoice”). To the extent that there is a conflict between the terms of any Invoice and the terms of this Agreement, the terms of this Agreement shall prevail, unless the parties expressly agree otherwise in writing.  Payment terms are net sixty (60) days.

2.8 Inspection & Rejection of Products. Distributor shall inspect Products upon their receipt. Distributor may reject any defective or non-conforming Product within thirty (30) days of receipt. If Distributor rejects a Product, Distributor shall notify Company in writing of its rejection of the Product and request a Return Goods Authorization (“RGA”) number. Company shall provide a RGA number within ten (10) business days of receipt of the request. Within ten (10) business days of receipt of the RGA number, Distributor shall ship to Company the rejected Product, freight collected, with the RGA number displayed on the shipping container. Company shall issue a credit for the value of Distributor’s fully-landed purchase price for the rejected Product, to the extent confirmed by the Company to be defective or non-conforming, within fifteen (15) business days of receipt thereof by the Company.

2.9 Product Warranty

2.9.1. Product Warranty. Company hereby represents and warrants that any Product sold under this Agreement and any replacement Product (a) is free and clear of any liens, security interests, or encumbrances of any nature; (b) has been designed, manufactured, labeled, packaged, stored, exported,  and sold by Company in accordance with all applicable laws, regulations, rules, and restrictions; and (c) is free from defects in material and workmanship under normal conditions of storage, handling, and use from delivery of the Product until the Product expiration date (the “Warranty Period”)(together, the “Product Warranty”).

2.9.2. Limitations. The Product Warranty does not apply to the following situations after delivery of the Product from Company to Distributor: (i) normal wear and tear; (ii) storage inconsistent with Company’s instructions for use of the Product; (iii) improper or negligent handling or (attempted) modification of the Product by Distributor or a third party; and (iv) improper or negligent use of the Product, including any use inconsistent with Company’s instructions for use or any use of the Product in combination with any third-party products where such use is not approved by Company.

2.9.3. Breach. Distributor shall notify Company in writing within thirty (30) days of the discovery of any breach of the Product Warranty and request a RGA number. Company shall provide a RGA number within ten (10) business days of receipt of the request. Within ten (10) business days of receipt of the RGA number, Distributor shall ship to Company the affected Product, freight collected, with the RGA number displayed on the shipping container. Company shall,  in its sole discretion, either replace the affected Product or issue a credit for the value of Distributor’s fully-landed purchase price for the affected Product within fifteen (15) business days of receipt.

2.9.4. Expiration. Any claim for breach of the Product Warranty will lapse upon the sooner of (i) the expiry of the  Warranty Period or (ii) sixty  (60) days following the discovery of the breach of the Product Warranty.

2.9.5. Third Parties.  The Product Warranty extends solely for the benefit of Distributor. No person has the authority to bind the Company to any representation or warranty, and there are no product warranties that extend beyond the Product Warranty.

2.10.  Minimum Purchase Amount.  Distributor and Company shall agree in writing upon a  reasonable minimum purchase amount in Euros for Distributor for the Product in the Territory for each calendar year during the Term (the “Minimum Purchase Amount”). The initial Minimum Purchase Amount is set forth in Exhibit E. For each subsequent calendar year during the Term,  the Minimum Purchase Amount for that upcoming calendar year will increase automatically by ten percent (10%) from the previous calendar year unless the parties agree otherwise in writing.  Distributor shall purchase Products in sufficient quantities to meet or exceed the Minimum Purchase Amount for the applicable year, provided that Distributor will have no obligation to meet the Minimum Purchase Amount if the Product is unavailable for more than sixty (60)  consecutive days or a total of seventy-five (75) days during the applicable year. In the event that Distributor does not meet or exceed the Minimum Purchase Amount for a calendar year, Distributor shall make a payment to Company in an amount equal to fifty percent (50%) of the shortfall amount within sixty (60) days of the end of that calendar year. The remedy under this Section 2.10 is Company’s sole remedy for Distributor’s failure to meet or exceed the Minimum Purchase Amount.  For the avoidance of doubt, a Purchase Order submitted in any calendar year counts towards the Minimum Purchase Amount for that calendar year unless Distributor cancels such Purchase Order.

2.11. Tenders. Company acknowledges that Distributor and its sub-distributors will enter into binding agreements with public-sector customers for the sale of Products in the Territory (each, a “Tender”) and that the term of such Tenders may extend beyond the expiration or termination of this Agreement. Company shall continue to sell Products to Distributor through the expiration of any Tender and any renewal thereof.

2.12. Sample Products.  Company shall sell Distributor non-sterile samples of Products, to be used solely for marketing and training purposes, at a price [omitted].

3.  Additional Distributor Obligations.

Distributor shall undertake the obligations in this Section 3 at its own expense.

3.1 Best Efforts. Distributor shall use its best efforts to market, promote, distribute, sell, and support the Products in the Territory for approved uses.  Distributor shall use its best efforts to distribute or sell all Products on a  first-in first-out (FIFO) basis. Before each calendar year, Distributor shall provide to Company a marketing plan for Products in the Territory, including but not limited to Distributor’s plans for advertising Products in relevant trade publications, participating in relevant trade shows, conducting workshops and trainings, and proctoring cases (the “Plan”).  Company may provide comments on the Plan to Distributor, which Distributor will consider in good faith.  The parties shall meet to discuss the Plan once per calendar year.

3.2 Facilities. Distributor shall maintain adequate facilities in the Territory.

3.3 Personnel. Distributor shall assign or hire a sufficient number of personnel in the Territory to market, promote, distribute, sell, and support Products. Distributor shall assign or hire such personnel who, in Distributor’s good faith determination, are skilled and have the relevant experience and expertise.

3.4 Training. Distributor shall provide adequate Product training to all applicable personnel, agents, and sub-distributors, as well as to the personnel of Distributor’s direct customers who handle the Products.  Distributor shall provide physician proctors or clinical specialists (each, a “Specialist”) to support all new users of Products until Distributor confirms that each such new user is prepared to conduct a  case alone. Each Specialist shall complete a training program before supporting any case in the Territory. The parties shall cooperate in good faith to update any Product-training programs or materials as necessary during the Term.

3.5 Customer Support. Distributor shall provide post-market support to its direct customers in accordance with Company’s instructions and as required by applicable law.

3.6 Trademarks.  Distributor shall only use Company’s trademarks, service marks, trade names, or other identifying markings (together, “Trademarks”) within the scope of this Agreement. Distributor shall not register Trademarks or similar trademarks, service marks, trade names, or other identifying markings inside or outside the Territory. Distributor may indicate on its website that it is an authorized distributor of Products for Company.

3.7 Promotional Materials. Distributor shall only use brochures, catalogues, leaflets, samples, and other promotional materials that have been approved by or obtained from Company (together, “Promotional Materials”). Distributor shall maintain an adequate inventory of Promotional Materials. Distributor may at its own expense (a) prepare accurate translations of Promotional Materials in the official language(s) of the Territory and (b) add Distributor-identifying information to Promotional Materials, provided that this information does not obscure Company’s Trademarks. Distributor shall not make any other changes to the Promotional Materials without Company’s prior written consent. Upon Company’s request, Distributor shall provide to Company copies of Promotional Materials used by the Distributor and its sub-distributors.

3.8 Rolling Forecast. Before each calendar quarter or on a more frequent basis if the parties agree otherwise in writing, Distributor shall provide to Company a non-binding forecast of Product purchases for at least the next four calendar quarters.

3.9 Company Visits.  Upon Company’s request, Distributor shall provide to Company reasonable cooperation in planning and participating in any Company visit to the Territory.

3.10 Records. Distributor shall permanently maintain complete and accurate records of all Products sold by Distributor and its Affiliates, and shall require its sub-distributors to maintain such records, including but not limited to the names and addresses of all direct customers and the specific Products sold to each. Distributor shall also maintain for a minimum rolling period of six (6) years complete, accurate, and sufficient records of all payments and transactions made by Distributor in connection with this Agreement and all steps taken by Distributor to comply with Section 5, “Compliance with Laws.”

3.11 Company Inspections & Audits. Upon Company’s good faith request, Distributor shall permit Company to inspect Distributor’s relevant facilities or audit Distributor’s relevant electronic and paper books, records, files, databases, and documents, in person or remotely, to determine Distributor’s compliance with this Agreement. Company shall provide to Distributor at least sixty (60) days prior written notice of any such inspection or audit and conduct the inspection or audit during normal business hours, provided that (a) no notice is required if Company reasonably suspects a breach of Section 5, “Compliance with Laws” and (b) lesser notice is required if exigent circumstances warrant an inspection or audit sooner. Distributor shall provide to Company reasonable assistance in facilitating any such investigation or audit, including but not limited to making personnel available, providing in-person or remote access, permitting copying, and promptly completing and returning to Company any requests for information provided by Company to Distributor. Company shall not exercise its rights under this Section 3.11 more than twice per calendar year absent exigent circumstances.  Distributor shall ensure that similar inspection and audit rights apply to Distributor’s sub-distributors of the Products. The parties acknowledge that any inspection or audit of Distributor’s sub-distributor will be coordinated by Distributor.

3.12 Insurance. Distributor shall, at all times throughout the Term and with respect to the Term, maintain adequate insurance for its activities and liabilities under this Agreement. Distributor shall provide to Company a copy of any certificates of insurance upon the execution of this Agreement and thereafter upon Company’s request. Distributor shall, without derogating from the above, promptly inform Company of any change in its insurance coverage required by this paragraph.

3.13 Non-Solicitation. Distributor and its Affiliates shall not directly or indirectly solicit for hire any of Company’s current personnel during the Term and for two (2) years following the termination or expiration of this Agreement, provided that Distributor and its Affiliates may engage in such solicitation if Buyer or an Affiliate of Buyer acquires Company.

3.14. Local Licenses, Registrations, & Approvals. To the extent required by law in any country within the Territory and not otherwise an obligation of Company under Section 4.4, “Licenses, Registrations, & Approvals,” Distributor or its sub-distributors shall obtain, maintain, and comply with any required local license, registration, or approval to import, market, promote, distribute, sell, and support Products in the Territory (collectively, “Local Approvals”).  To the extent permitted by law, Distributor or its sub-distributors shall obtain any Local Approvals in Company’s name. In the event that a Local Approval cannot be obtained in Company’s name, to the extent permitted by law, Distributor hereby agrees, and shall bind its sub-distributors to agree, to register such approvals in the name of the Distributor or the sub-distributor, as required by law, and to transfer the Local Approvals to Company upon the expiration or termination of this Agreement. In the event that a Local Approval is required by law to be obtained in the name of a sub-distributor, any such Local Approval shall be subject to the Company’s written consent, which consent shall not be unreasonably withheld or delayed. Distributor shall promptly notify Company in writing if Distributor becomes aware of any circumstances that could potentially jeopardize the Local Approvals.

3.15 Quality Agreement. Distributor shall abide by the requirements of the Quality Agreement as set forth in Exhibit E.

4.  Additional Company Obligations.

Company shall undertake the obligations in this Section 4 at its own expense.

4.1 Product Information; Response to Inquiries.  Company shall provide to Distributor information regarding the technical aspects of Products and their use. Company shall promptly respond to all inquiries from Distributor regarding matters under this Agreement.

4.2 Potential Customers. Company shall promptly provide Distributor any information that Company receives regarding potential customers for Products within the Territory.

4.3 Training. Company shall provide to Distributor adequate Product training in accordance with its training policy. Each party shall pay its own travel expenses for any such training.  The party hosting the training shall organize the training and pay any expenses, including but not limited to expenses for adequate training space, necessary equipment, and amenities.

4.4 Licenses, Registrations & Approvals.  Company shall obtain, maintain, and comply with any required license, registration, or approval to design, manufacture, label, package, store, export,

market, promote, distribute, sell, and provide Products for distribution or sale by Distributor in the Territory, including but not limited to CE Mark for the Product (collectively, “Approvals”). Company shall promptly notify Distributor in writing of any circumstances that could potentially affect the Approvals. Further,  Company shall notify Distributor in writing ninety (90) days before making any change to the Products that could potentially affect the Approvals.

4.5 Records. Company shall permanently maintain complete and accurate records of all Products sold to Distributor. Company shall also maintain for a minimum rolling period of six (6) years complete, accurate, and sufficient records of all payments and transactions made by Company in connection with this Agreement and all steps taken by Company to comply with Section 5, “Compliance with Laws.”

4.6 Distributor Inspections & Audits. Upon Distributor’s good faith request, Company shall permit Distributor to inspect Company’s relevant facilities or audit Company’s relevant electronic and paper books, records, files, databases, and documents, in person or remotely, to determine Company’s compliance with this Agreement. Distributor shall provide to Company at least sixty (60) days prior written notice of any such inspection or audit and conduct the inspection or audit during normal business hours, provided that (a) no notice is required if Company reasonably suspects a breach of Section 5, “Compliance with Laws” and (b) lesser notice is required if exigent circumstances warrant an inspection or audit sooner. Company shall provide to Distributor reasonable assistance in facilitating any such investigation or audit, including but not limited to making personnel available, providing in-person or remote access, permitting copying, and promptly completing and returning to Distributor any requests for information provided by Distributor to Company. Distributor shall not exercise its rights under this Section 3.11 more than twice per calendar year absent exigent circumstances.

4.7 Insurance. Company shall, at all times throughout the Term and with respect to the Term, maintain adequate insurance for its activities and liabilities under this Agreement. Company shall provide to Distributor a copy of any certificates of insurance upon the execution of this Agreement and thereafter upon Distributor’s request. Company shall, without derogating from the above, promptly inform Distributor of any change in its insurance coverage required by this paragraph.

4.8 Non-Solicitation. Company and its Affiliates shall not directly or indirectly solicit for hire any of Distributor’s current personnel during the Term and for two (2) years following the termination or expiration of this Agreement, provided that Company and its Affiliates may engage in such solicitation if Buyer or an Affiliate of Buyer acquires Company.

4.9 Quality Agreement. Company shall abide by the requirements of the Quality Agreement as set forth in Exhibit E.

5. Compliance with Laws.

5.1 General. The parties shall comply with all laws, regulations, rules, and restrictions applicable to the design, manufacture, labeling, packaging, storage, importing/exporting, marketing, promotion, distribution, sale, provision, and support of Products under this Agreement (collectively, “Applicable Laws”), and with all applicable requirements of competent regulatory authorities. Except for routine matters involving the Local Approvals, Distributor shall promptly inform Company of any communication with a competent regulatory authority regarding this Agreement, and shall coordinate all Distributor responses to such authorities with Company. In the event a change in Applicable Laws materially affects this Agreement, the party learning of the change shall promptly inform the other party, and the parties shall cooperate in good faith to determine a solution.

5.2  GDPR.  The parties acknowledge that the European Union’s General Data Protection Regulation 2016/679 (“GDPR”) governs the processing of personal data of citizens of the European Union. To the extent applicable, the parties shall enter into a data transfer agreement under terms and conditions substantially similar to those contained in the standard contractual clauses promulgated by the European Commission or expressly required by the GDPR.

6. Force Majeure.

6.1 Definition. “Force Majeure” means any event or condition, not existing as of the Effective Date, not reasonably foreseeable as of the Effective Date, and not within the control of either party, that prevents in whole or in material part the performance of a party of its obligations under this Agreement, including but not limited to riots, civil or military disturbances, war, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning, and explosion. For the avoidance of doubt, Force Majeure does not include the suspension or withdraw of the Approvals, labor strikes or work stoppage disruptions, or supply chain interruptions.

6.2 Effect.  Neither party is liable to the other party for any failure or delay in performing any obligation under this Agreement (except the obligation to make payments when and as due) if the failure or delay is directly or indirectly caused by Force Majeure.

6.3 Procedure.  The party claiming Force Majeure shall give the other party written notice of the cause within fourteen (14) days of the event and shall exercise reasonable diligence to remove the cause and resume performance.

7. Limitations of Liability; Disclaimer of Warranties.

7.1 no party or any of its affiliates is liable for any loss of profits (actual or anticipated), loss of revenue, loss of anticipated savings, loss of goodwill, or for any indirect, incidental, consequential, exemplary, punitive, or special loss or damage, in each case arising from this Agreement except (a) as required by law; (b) for such damages paid or due and payable for a third party claim; (c) for a breach of Section 1.1, “Appointment; Consideration”; and (d) for a breach of Section 1.4, “Competitive Products.”

7.2 Except for those expressly stated in this agreement, the parties hereby disclaim all warranties, conditions, terms, undertakings, and obligations implied by statute, including warranties of merchantability and fitness for a particular purpose, common law or otherwise, to the fullest extent permitted by law.

8. Indemnification.

8.1 Company. Subject to Section 7, “Limitations of Liability; Disclaimer of Warranties,” Company shall indemnify and hold harmless Distributor and its Affiliates and their respective officers, directors, employees, and agents (the “Distributor Indemnified Parties”) against any damages, losses, liabilities, claims, actions, settlements, costs, charges, judgments, and expenses (including but not limited to interest, penalties, fines and reasonable attorneys’ fees) (together, “Damages”), arising from or relating to (a)  any claim for death or personal injury allegedly caused in whole or in part by Company’s design, manufacture, labeling/warning, packaging, storage, marketing or promotion of the Product (b)  any claim for infringement, misappropriation, or other violation of any third party’s intellectual property; (c) any recalls or field actions regarding the Product; (d) any negligent or intentional acts or omissions of Company or its Affiliates; and (e) any breach of Company’s obligations under this Agreement or of any applicable law; provided that Company will have no obligation to indemnify and hold harmless the Distributor Indemnified Parties for Damages for which Distributor has an indemnification obligation under Section 8.2. For the avoidance of doubt, if both parties are liable for the same transaction or occurrence and both parties have an indemnification obligation under this Agreement therefrom, the Damages will be apportioned between the parties relative to their respective liability.

8.2 Distributor. Subject to Section 7, “Limitations of Liability; Disclaimer of Warranties,” Distributor shall indemnify and hold harmless Company and its Affiliates and their respective officers, directors, employees, and agents (the “Company Indemnified Parties”) against any Damages arising from or relating to  (a)  any negligent or intentional acts or omissions of Distributor, its Affiliates, or its sub-distributors; or (b) any breach of Distributor’s obligations under this Agreement or of any applicable law; provided that Distributor will have no obligation to indemnify and hold harmless the Company Indemnified Parties for Damages for which Company has an indemnification obligation under Section 8.1. For the avoidance of doubt, if both parties are liable for the same transaction or occurrence and both parties have an indemnification obligation under this Agreement therefrom, the Damages will be apportioned between the parties relative to their respective liability.

8.3 Procedure. In each case, the party requiring indemnification and holding harmless (the “Indemnified Party”) shall promptly notify the party providing indemnification (the “Indemnifying Party”) in writing of any claim against Indemnified Party to which any such indemnification might apply, provided that the failure to give such notice shall not affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party is actually prejudiced as a result of the delay. If Indemnifying Party chooses adequate counsel and makes adequate provision to compensate Indemnified Party in the event of an adverse result, Indemnifying Party may control the defense of any action, provided Indemnified Party is allowed to participate at its own expense and if in the written opinion of counsel to the Indemnified Party (a) there are affirmative defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or that the Indemnifying Party is unable to assert or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that would limit the Indemnifying Party’s ability to protect the Indemnified Party’s interests, the reasonable legal fees and expenses of separate counsel to the Indemnified Party will be deemed to constitute attorney fees within the scope of Damages subject to indemnification under this Agreement. The Indemnifying Party may enter into a settlement agreement involving solely the payment of money damages for which the Indemnifying Party is obligated to indemnify the Indemnified Party and that does not result in the Indemnified Party’s becoming subject to injunctive or other equitable relief, without the Indemnified Party’s consent, provided that the Indemnifying Party shall provide reasonable evidence of its ability to pay the agreed-upon damages and any Damages owed to Indemnified Party and shall have obtained the written, unqualified release of the Indemnified Party. Any other settlement agreement requires the Indemnified Party’s written consent, which will not be unreasonably withheld.

8.4 Intellectual Property Remedies. In addition to any other remedies under this Section 8, in the event that the Product is enjoined or a  court of competent jurisdiction otherwise determines that the Product infringes, misappropriates, or violates a third party’s intellectual property, Company shall at its own expense and discretion (a) procure the right to continue using such third-party intellectual property in a manner consistent with this Agreement; or (b) modify the Product so that it no longer infringes, misappropriates, or violates such third-party intellectual property; or (c) remove the Products and refund the aggregate payments paid therefor by Distributor, less a reasonable sum for use and damage, if any. Subject to Section 8.3, “Procedure,” Company may control the defense of any action alleging infringement of any third-party patents or trademarks by Products. Distributor shall ensure that its written agreements with any sub-distributors permit Company to control such a defense.

9. Intellectual Property & Confidentiality.

9.1 Intellectual Property.

9.1.1 Acknowledgement. Distributor acknowledges Company’s exclusive right, title, and interest in certain patents, trademarks, trade names, copyrights, and trade secrets, including but not limited to emblems, designs, models, know-how, and methods of presentation, regarding Products in the Territory or elsewhere (the “Intellectual Property”).

9.1.2 No Challenge or Impairment. Distributor shall not do or cause to be done anything that directly or indirectly challenges or impairs the Intellectual Property.

9.1.3 License.  During the Term, Company hereby grants Distributor an exclusive, royalty-free, sub-licensable license under the Intellectual Property solely to import, use, market, promote, distribute, offer for sale, and sell the Products in the Territory for approved uses.

9.1.4 No Vested Rights; Assignment. Except as set forth in this Section  9,  Distributor does not acquire any right, title, or interest in the Intellectual Property by Distributor’s performance of its duties and obligations under this Agreement, and Distributor shall not describe or represent itself to others as having any such right, title, or interest. Distributor hereby assigns to Company any right, title, or interest Distributor obtains in the Intellectual Property by operation of law, regulation, or rule in the Territory.

9.1.5 Notice of Infringement; Protection of Intellectual Property. Distributor shall immediately notify in writing Company of any infringement or potential infringement of the Intellectual Property in the Territory, and Distributor shall provide to Company reasonable cooperation in taking action against any such infringement. Distributor shall not take any action against an alleged infringer without Company’s prior written consent.

9.2 Confidential Information.

9.2.1 Acknowledgement. Each party (the “Receiving Party”) acknowledges that it will obtain certain non-public, confidential, and proprietary information (the “Disclosed Information”) from the other party (the “Disclosing Party”) during the Term. Disclosed Information includes information, data, files, documents, or other materials, of or related to the Disclosing Party or its Affiliates, that is disclosed to, or obtained or accessed by the Receiving Party, whether in tangible or intangible form, whether in writing, orally, electronically, visually, or in any other form or medium, and whether marked as “confidential” or not, including but not limited to (a) information about the terms and conditions of this Agreement; (b) unpatented inventions, ideas, methods, and discoveries, trade secrets, know-how, unpublished patent applications, and other confidential intellectual property; (c) scientific, technical, engineering, financial, business, or economic information, including patterns, plans, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes; (d) business plans, forecasts, strategies, manufacturing capabilities, and other information that would be reasonably considered non-public, confidential, or proprietary given the nature of the information and the Disclosing Party’s businesses; and (e) all derivative materials, notes, analyses, summaries, and other materials prepared by or for Receiving Party that contain, are based on, or otherwise reflect, to any degree, any of the foregoing.  Disclosed Information does not include information that (a) was available to or in the Receiving Party’s possession on a non-confidential basis prior to disclosure under this Agreement; (b) is or later becomes public knowledge by publication or otherwise through no breach of this Agreement by the Receiving Party; (c) is properly acquired by the Receiving Party from a third-party under no disclosure restriction with the legal right to such information; (d) is required to be disclosed by a governmental or judicial authority with jurisdiction over the Receiving Party; or (e) the Receiving Party can demonstrate by written records was independently developed without reference to or reliance upon the Disclosed Information.

9.2.2 Non-disclosure; Non-Use.  Receiving Party shall limit the disclosure of the Disclosed Information to its directors, officers, employees, and agents as necessary for the performance of this Agreement. Receiving Party shall not otherwise disclose the Disclosed Information without Disclosing Party’s prior written consent. Receiving Party shall not, directly or indirectly, use Disclosed Information except as required for the performance of this Agreement. Receiving Party shall take all reasonable steps, including but not limited to the insertion of relevant clauses in contracts, to prevent the unauthorized disclosure or use of any Disclosed Information by Receiving Party or Receiving Party’s  directors, officers, employees, agents, or sub-distributors and to protect the Disclosed Information from damage, theft, loss, or perusal by unauthorized persons. Receiving Party is independently liable to Disclosing Party for any unauthorized disclosure or use of Disclosed Information by Receiving Party’s directors, officers, employees, agents, or sub-distributors.

9.2.3 No Vested Rights; Assignment. Receiving Party does not acquire any right, title, or interest in the Disclosed Information by Receiving Party’s performance of its duties and obligations under this Agreement, and Receiving Party shall not describe or represent itself to others as having any such right, title, or interest.

9.2.4 Right to Equitable Relief.    Disclosing Party acknowledges that breach of this Section 9.2 may cause harm to Receiving Party for which damages are not an adequate remedy, and Disclosing Party shall therefore be entitled to equitable relief in addition to all other remedies available at law.

10.  EXPIRATION & Termination.

10.1 Expiration. This Agreement expires on the last day of the Term unless it is terminated earlier under this Section 10.

10.2 Termination for Cause.

10.2.1 Either Party. Either party may terminate this Agreement immediately for cause by providing the other party with written notice under the following circumstances:

a)

for the other party’s material breach of a duty or obligation under this Agreement, including but not limited to a series of repeated breaches that together constitute a material breach (a “Material Breach”), provided that the party seeking termination has provided the other party with thirty (30) days prior written notice of the Material Breach and the Material Breach remains uncured;

b)	for the other party’s breach of a material obligation under Section 5, “Compliance with Laws”;

c)	for the other party’s petition in bankruptcy, insolvency, receivership, winding up of assets, or nationalization; or

d)	for a Force Majeure event applicable to the other party lasting more than six (6) months.

10.2.2 Distributor. Distributor may terminate this Agreement immediately for cause by providing Company with written notice under the following circumstances:

a)

for the inability of Company to deliver sixty percent (60%) or more of the pro rata portion of the units required for Distributor to meet its Minimum Purchase Amount over a cumulative six (6) months in any twelve (12) month period, subject to Distributor having issued Purchase Orders for such Products in accordance with the terms of this Agreement;

b)	for the suspension of the Approvals lasting six (6) months or more or for the withdrawal of the Approvals;

c)

for a temporary injunction of the Product lasting six (6) months or more or for a permanent injunction of the Product, unless such injunction resulted solely from an act or omission of Distributor, its Affiliates, or their sub-distributors; and

d)

for a recall of the Product in the Territory that results in the inability to distribute the Product in the Territory over a cumulative six (6) months in any twelve (12) month period,  unless such recall resulted solely from an act or omission of Distributor, its Affiliates, or their sub-distributors.

10.2.3 Company.  Company may terminate this Agreement immediately for cause by providing Distributor with written notice for Distributor’s failure to pay for three (3) months or more any shortfall amount required to be paid pursuant to Section 2.10, “Minimum Purchase Amount.”

10.3 Termination for Convenience. Distributor may terminate this Agreement without cause by providing Company with one hundred and eighty (180) days prior written notice.

10.4 Effect of Expiration or Termination.

10.4.1 Company. Upon the expiration or termination of this Agreement, Company may appoint a new distributor (or distributors) or market, promote, distribute, sell, provide, or support Products directly in the Territory, and, at its own expense, shall:

a)

not use or disclose to third parties Distributor’s Disclosed Information that is not in the public domain or that is only in the public domain because of Company’s breach of an obligation under this Agreement;

b)	continue to indemnify Distributor regarding all matters for which this Agreement requires indemnification and ensure that its insurance coverage remains in effect; and
c)

continue to perform any duty or obligation under this Agreement that either expressly or impliedly survives the expiration or termination of this Agreement, including but not limited to the provisions of Section 9, “Intellectual Property & Confidentiality.”

10.4.2 Distributor. Upon the expiration or termination of this Agreement, subject to Sections 2.11, “Tenders,” and Section 10.5, “Inventory,” Distributor, at its own expense, shall:

a)	return to Company or destroy all Promotional Materials obtained from Company;

b)	continue to make any payments due to Company;

c)

cease marketing, promoting, distributing, selling, providing, or supporting all Products in the Territory, and provide written notice to any of Distributor’s Affiliates and sub-distributors in the Territory to do the same;

d)	provide to Company a list of all Tenders and any related information in format and detail reasonably requested by the Company;

e)	cease using all Intellectual Property;

f)	remove all references to Company from Distributor’s website;

g)

not use or disclose to third parties Company’s Intellectual Property and Disclosed Information that is not in the public domain or that is only in the public domain because of Distributor’s breach of an obligation under this Agreement;

h)	continue to indemnify Company regarding all matters for which this Agreement requires indemnification and ensure that its insurance coverage remains in effect; and

i)

continue to perform any duty or obligation under this Agreement that either expressly or impliedly survives the expiration or termination of this Agreement, including but not limited to the provisions of Section 9, “Intellectual Property & Confidentiality.”

10.4.3. Buyer Option and Loan Agreement. The parties acknowledge that to the extent Distributor terminates this Agreement for cause under Section 10.2 or for convenience under Section 10.3, upon such termination, the Buyer Option is terminated and the Loan Agreement is extinguished, as set forth in those agreements.

10.5 Inventory. Upon the expiration of this Agreement, Distributor may continue distributing and selling its remaining inventory of salable Products (the “Remaining Inventory”) until the Remaining Inventory is depleted or the Product shelf life has been reached; or offer to sell its Remaining Inventory to Company. Upon the termination of this Agreement by Distributor for cause, Distributor in its sole discretion may sell all or a portion of its Remaining Inventory to Company, in which case Company or its designee shall buy such Remaining Inventory for Distributor’s fully-landed purchase price, or continue distributing and selling all or a portion of the Remaining Inventory until the Remaining Inventory is depleted or the Product shelf life has been reached. Upon the termination of this Agreement by Company for cause or by Distributor for convenience,  subject to Section 2.11, “Tenders,” Company in its sole discretion may buy all or a portion of the Remaining Inventory (or permit its designee to do so), in which case Distributor shall sell such Remaining Inventory for Distributor’s fully-landed purchase price,  or allow Distributor to continue distributing and selling all or a portion of the Remaining Inventory until the Remaining Inventory is depleted or the Product shelf life has been reached.

10.6 Termination Fee.  In the event that this Agreement is terminated by Distributor under Section 10.2, “Termination for Cause”, except for a  termination for uncured Material Breach under 10.2.1(a) or Force Majeure under 10.2.1(d),  within one hundred and eighty days (180) days of the termination date, Company shall pay Distributor a fixed amount in US dollars according to the following formula: Distributor and its Affiliates’ total cash outlay to Company (the Distribution Fee plus the Fee, as defined in the Option Agreement, plus any tranches paid out under the Loan Agreement) minus accumulated Distributor Gross Margins (as defined in Exhibit A) for sales of Products under this Agreement (the “Termination Fee”).  In the event that this Agreement is terminated by Distributor under Section 10.2, “Termination for Cause,” except for a termination for uncured Material Breach under 10.2.1(a) or Force Majeure under 10.2.1(d), subject to Section 2.3, “Acceptance of Purchase Orders,” Section 2.9, “Product Warranty,” and Section 8, “Indemnification,” the Termination Fee under this Section 10.6 is Distributor and its Affiliates' sole remedy under this Agreement for the actions, omissions, and/or circumstances giving rise to the termination of this Agreement.

11. General.

11.1 Authority.  The parties represent and warrant that they have the full power and authority to enter into this Agreement and that they can do so without violating or conflicting with any laws or other agreements to which they are a party.

11.2 Entire Agreement. This Agreement, including its Exhibits and any attachments, constitutes the final, exclusive agreement between the parties on the matters contained in this Agreement, except to the extent the Option Agreement and the Loan Agreement are referenced herein. Except as provided in the Option Agreement and the Loan Agreement, all earlier and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. To the extent that there is a conflict between the terms of any Exhibit and the terms of this Agreement, the terms of this Agreement shall prevail.

11.3 Amendments. The parties may amend this Agreement only by the parties’ written agreement that identifies itself as an amendment to this Agreement.

11.4 Notice.

11.4.1 Written Notice; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication (each, a “Notice”) under this Agreement shall give the Notice in writing and use one of the following delivery methods in addition to electronic mail:

(a)	Personal delivery
(b)	Registered or Certified Mail (in each case, return receipt requested and postage prepaid)
(c)	Internationally recognized overnight courier (with all fees prepaid)

11.4.2 Addressees and Addresses. Any party giving a Notice to the other party shall address the Notice to the person and address listed below (the “Addressee”):

Distributor	Company
Legal Department Attn: General Counsel	Kevin Mayberry, CEO
1655 Roberts Blvd., NW Kennesaw, GA 30144 U.S.A.	Maskit St. 4 Herzlia Business Park, Herzlia, Israel 46733
[omitted]	[omitted]

11.4.3 Effectiveness of a Notice. Notice is effective upon receipt, provided that the party giving the Notice has complied with Sections 11.4.1 and 11.4.2 above.

11.5 Independent Contractor. Distributor is operating at all times under this Agreement as an independent contractor, and nothing in this Agreement will be construed to create an employer and employee, principal and agent, joint venture, partnership, or fiduciary relationship between the parties.

11.6 Assignment and Delegation.  Company shall not assign any right or delegate any performance under this Agreement without Distributor’s prior written consent.

11.7 Successors and Assigns. This Agreement binds and benefits the parties and their respective permitted successors and assigns.

11.8 Waiver. No failure or delay by any party in exercising its rights, powers, or privileges under this Agreement, nor any single or partial exercise, will operate as a waiver of that party’s rights, power, or privileges under this Agreement.

11.9 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential provisions of this Agreement for each party remain legal and enforceable.

11.10 Construction. The headings in this Agreement are for convenience only and do not form a part of the terms and conditions of this Agreement.

11.11 Choice of Law. The laws of Delaware, U.S.A. (without regard to its conflict of law principles) govern all matters arising from or relating to this Agreement. The state or federal courts of Delaware, U.S.A. will have exclusive jurisdiction over any dispute arising from or relating to this Agreement. Each party knowingly, voluntarily, and intentionally waives its right to a trial by jury in any legal proceeding arising from or relating to this Agreement. This waiver applies to any legal proceeding, whether sounding in contract, tort, or otherwise. Each party acknowledges that it has received the advice of competent counsel.

[Remainder of page intentionally blank.  Signature page(s) follow.]

Each party is signing this Exclusive Distribution Agreement on the date stated below that party’s signature.

Distributor: JOTEC GmbH	Company: Endospan, Ltd.
By: /s/ Thomas Bogenshütz	By: /s/ Kevin Mayberry
Name: Thomas Bogenschütz	Name: Kevin Mayberry
Title: General Manager, JOTEC GmbH and Senior Vice President EMEA, CryoLife, Inc.	Title: Chief Executive Officer
Date: September 11, 2019	Date: September 11, 2019

EXHIBIT A

PRODUCTS AND PRICES

[Omitted]

EXHIBIT B

TERRITORY

[Omitted]

EXHIBIT C

LEAD TIME SCHEDULE

[Omitted]

EXHIBIT D

INITIAL MINIMUM PURCHASE AMOUNT

[Omitted]

EXHIBIT E
QUALITY AGREEMENT

1. Purpose. This Quality Agreement outlines the responsibilities of Distributor and Company regarding quality assurance for Products in the field.

2. Scope. To the extent there is a conflict between the terms of this Quality Agreement and the terms of any other agreement between the parties, the terms of this Quality Agreement prevail.

3. Product Storage & Handling.

3.1 Instructions for Use. The parties shall comply with all instructions for use of Products, including but not limited to instructions for storage, handling, and transportation of Products, and the parties shall require their agents and sub-distributors to comply with all such instructions for use. Distributor shall also inform its direct customers of the instructions for use of Products. The parties shall maintain records of their efforts to comply with all instructions for use of Products, including but not limited to records of temperature and environmental conditions at its Product storage facilities.

3.2 Distributor Information. Distributor shall indicate on the Product or in a document accompanying the Product the Distributor’s name, trade name or trademark, and address, provided that this information does not obscure Company’s information.

4. Traceability. Distributor shall establish and maintain a process to ensure traceability of Products, including, at a minimum, the ability of Distributor to trace Products by customer, customer address, and batch, lot, or serial number. Distributor shall permanently maintain traceability records.

5. Complaints, Incidents & Nonconformities. Distributor shall immediately notify Company, in writing, of any complaint, incident, or nonconformity with regulation regarding a Product or Products, including but not limited to any failure or change in the characteristics or performance of a Product or any inaccuracies in the labeling or instructions for use of a Product. In each case, Distributor shall provide to Company the Product batch, lot, or serial number and a detailed description of the complaint, incident, or nonconformity. Distributor shall maintain a register of all such complaints, incidents, and nonconformities.

6. Investigations. Company shall investigate any complaints or incidents. Distributor shall use its best efforts to assist Company in any such investigation and shall only perform investigative functions under the direct instructions of Company.

7. Recalls, Field Safety Notices & Field Safety Corrective Actions. Company shall investigate and consult with Distributor to determine whether any recall, field safety notice (each a “FSN”), or field safety corrective action (each a “FSCA”) is warranted. Distributor shall use its best efforts to assist Company in any such recall, FSN, or FSCA, including but not limited to notifying direct customers and retrieving Products, as applicable. Distributor shall have procedures for any such Company-directed activities and shall maintain a register of all such actions.

1

8. Reporting. Company shall appoint an EC Representative and ensure that it fulfills any reporting requirements regarding Product complaints or incidents.

9. Inspection & Audits. Either party may perform inspections or audits as set forth in the Distribution Agreement to determine the other party’s compliance with this Quality Agreement.

10. MDR. Distributor shall abide by the European Union’s Medical Device Regulation 2017/745 (“MDR”), including but not limited to Article 13 “General obligations of importers” and Article 14 “General obligations of distributors.” To the extent that there is a conflict between the terms of this Agreement and the terms of the MDR, the terms of the MDR prevail.

2